EXHIBIT 14

AUSTRALIA ACQUISITION CORP.
CODE OF CONDUCT AND ETHICS

OVERVIEW

This Code of Conduct and Ethics (the “Code”) sets forth the guiding principles by which all directors, officers and employees of Australia Acquisition Corp. and its subsidiaries (referred to in this Code as the “Company”) operate and conduct daily business with shareholders, customers, vendors and with each other. These principles apply to all of the directors, officers and employees of the Company.

PRINCIPLES

Complying with Laws, Regulations, Policies and Procedures

All directors, officers and employees of the Company are expected to understand, respect and comply with all of the laws, regulations, policies and procedures that apply to them in their positions with the Company. Employees are responsible for talking to their supervisors to determine which laws, regulations and Company policies apply to their position and what training is necessary to understand and comply with them.

Directors, officers and employees are directed to specific policies and procedures available to persons they supervise.

Conflicts of Interest

All directors, officers and employees of the Company should be scrupulous in avoiding any action or interest that conflicts with, or gives the appearance of a conflict with, the Company’s interests. A “conflict of interest” exists whenever an individual’s private or business interests interfere or conflict in any way (or even appear to interfere or conflict) with the interests of the Company. A conflict of interest can arise when an employee, officer or director takes actions or has interests that may make it difficult to perform his or her work for the Company objectively and effectively. Conflicts of interest may also arise when a director, officer or employee or a member of his or her family receives improper personal benefits as a result of his or her position with the Company, whether from a third party or from the Company. Any use of the Company’s products and services by Company employees should generally be done on an arm’s length basis and in compliance with applicable law.

All directors, officers and employees of the Company are obligated to disclose potential and actual conflicts of interest as and when they arise.  Subject to any pre-existing fiduciary duty which exists prior to the time of becoming a director, officer or employee of the Company, all directors, officers and employees of the Company are prohibited from participating in any transaction that is or may pose a conflict of interest with the Company without the prior written consent of the Company.

If a conflict of interest shall arise, our directors, officers and employees shall act in a manner expected to advance and protect the Company’s interests, subject to any pre-existing fiduciary duties or contractual obligations.  Conflicts of interest may not always be clear-cut, so if a question arises, an officer or employee should consult with higher levels of management, the board of directors or company counsel. Any employee, officer or director who becomes aware of a conflict or potential conflict should bring it to the attention of a supervisor, manager or other appropriate personnel.

Corporate Opportunity

Directors, officers and employees are prohibited from (a) taking for themselves personally opportunities that properly belong to the Company or are discovered through the use of corporate property, information or position; (b) using corporate property, information or position for personal gain; and (c) subject to pre-existing fiduciary obligations, competing with the Company; provided, however, such prohibition will not extend to potential corporate opportunities reviewed by, and rejected as unsuitable for the Company by, the independent members of the board of directors.  Directors, officers and employees owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

Confidentiality

Directors, officers and employees must maintain the confidentiality of confidential information entrusted to them by the Company or its suppliers, counterparties or customers, except when disclosure is specifically authorized by the board of directors or required by laws, regulations or legal proceedings. Confidential information includes all non-public information that might be material to investors or of use to competitors of the Company or harmful to the Company or its counterparties, customers or employees if disclosed.

Fair Dealing

We seek to outperform our competition fairly and honestly. We seek competitive advantages through superior performance, never through unethical or illegal business practices. Stealing proprietary information, possessing or utilizing trade secret information that was obtained without the owner’s consent or inducing such disclosures by past or present employees of other companies is prohibited.

Each director, officer and employee is expected to deal fairly with the Company’s customers, suppliers, competitors, officers and employees. No one should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing.

Protection and Proper Use of the Company Assets

All directors, officers and employees should protect the Company’s assets and ensure their efficient use. All Company assets should be used only for legitimate business purposes.

Public Company Reporting

As a public company, it is of critical importance that the Company’s filings with the Securities and Exchange Commission (the “SEC”) be accurate and timely and not contain any known material misrepresentation or omission.  Depending on their position with the Company, an employee, officer or director may be called upon to provide necessary information to assure that the Company’s public reports are complete, fair and understandable. The Company expects employees, officers and directors to take this responsibility very seriously and to provide prompt accurate answers to inquiries related to the Company’s public disclosure requirements.

Inside Information and Securities Trading

The Company’s directors, officers or employees who have access to material, non-public information are not permitted to use that information for stock trading purposes or for any purpose unrelated to the Company's business. It is also against the law to trade or to “tip” others who might make an investment decision based on inside company information. For example, using non-public information to buy or sell the Company stock, options in the Company stock or the stock of any Company supplier, customer or competitor is prohibited. The consequences of insider trading violations can be severe. These rules also apply to the use of material, nonpublic information about other companies (including, for example, our customers, competitors and potential business partners). In addition to employees, these rules apply to an employee's spouse, children, parents and siblings, as well as any other family members living in the employee's home.

Financial Statements and Other Records

All of the Company’s books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Company’s transactions and must both conform to applicable legal requirements and to the Company’s system of internal controls. Unrecorded or “off the books” funds or assets should not be maintained unless permitted by applicable law or regulation.

Records should always be retained or destroyed according to the Company’s record retention policies. In accordance with those policies, in the event of litigation or governmental investigation, please consult the board of directors or the Company’s counsel.

Improper Influence on Conduct of Audits

No director or officer, or any other person acting under the direction thereof, shall directly or indirectly take any action to coerce, manipulate, mislead or fraudulently influence any public or certified public accountant engaged in the performance of an audit or review of the financial statements of the Company or take any action that such person knows or should know that if successful could result in rendering the Company's financial statements materially misleading. Any person who believes such improper influence is being exerted should report such action to such person’s supervisor, or if that is impractical under the circumstances, to any of our directors.

Types of conduct that could constitute improper influence include, but are not limited to, directly or indirectly:
•	Offering or paying bribes or other financial incentives, including future employment or contracts for non-audit services;
•	Providing an auditor with an inaccurate or misleading legal analysis;
•	Threatening to cancel or canceling existing non-audit or audit engagements if the auditor objects to the Company’s accounting;
•	Seeking to have a partner removed from the audit engagement because the partner objects to the Company’s accounting;
•	Blackmailing; and
•	Making physical threats.

Anti-Corruption Laws

The Company complies with the anti-corruption laws of the countries in which it does business, including the U.S. Foreign Corrupt Practices Act. Directors, officers and employees will not directly or indirectly give anything of value to government officials, including employees of state-owned enterprises or foreign political candidates. These requirements apply both to Company employees and agents, such as third party sales representatives, no matter where they are doing business. If you are authorized to engage agents, you are responsible for ensuring they are reputable and for obtaining a written agreement to uphold the Company’s standards in this area.

REPORTING ILLEGAL OR UNETHICAL BEHAVIOR

Reporting Illegal or Unethical Behavior

Employees, officers and directors who suspect or know of violations of this Code or illegal or unethical business or workplace conduct by employees, officers or directors have an obligation to contact either their supervisor or superiors. If the individuals to whom such information is conveyed are not responsive, or if there is reason to believe that reporting to such individuals is inappropriate in particular cases, then the employee, officer or director may contact the Chief Executive Officer or the Secretary of the Company. Such communications will be kept confidential to the extent feasible. If the employee is still not satisfied with the response, the employee may contact the chairman of the board of directors or any of the Company’s outside directors.

Accounting Complaints

The Company’s policy is to comply with all applicable financial reporting and accounting regulations. If any director, officer or employee of the Company has unresolved concerns or complaints regarding questionable accounting or auditing matters of the Company, then he or she is encouraged to submit those concerns or complaints (anonymously, confidentially or otherwise) to the Company’s directors. Subject to their legal duties, the directors will treat such submissions confidentially.

Non-Retaliation

The Company prohibits retaliation of any kind against individuals who have made good faith reports or complaints of violations of this Code or other known or suspected illegal or unethical conduct.

MISCELLANEOUS

Additional Provisions For Principal Executive, Financial And Accounting Officers

In addition to the provisions set forth in this Code, the Chief Executive Officer (as the Company’s principal executive officer) and all senior financial officers, including the Chief Financial Officer (as the Company’s principal financial officer) and the principal accounting officer, are subject to the additional specific policies set forth in the addendum to this Code.

Amendment, Modification and Waiver

This Code may be amended or modified by the board of directors of the Company. Only the board of directors or a committee of the board of directors with specific delegated authority may grant waivers of this Code. Any request for a waiver of any provision of this Code must be in writing and addressed to the Chairman of the board of directors of the Company.  Waivers will be disclosed to shareholders as required by the Securities Exchange Act of 1934 and the rules thereunder and the applicable rules of any exchange upon which the securities of the Company trade.

Violations

The board of directors of the Company will investigate any reported violations and will oversee an appropriate response, including corrective action and preventative measures.  Violation of this Code is grounds for appropriate, case specific disciplinary action up to and including demotion or termination of employment. Such action is in addition to any civil or criminal liability which might be imposed by any court or regulatory agency.

Officer Certification

It is the policy of the Company that each officer covered by this Code shall acknowledge and certify to the foregoing annually and file a copy of such certification with the Chairman of the board of directors.

OFFICER’S CERTIFICATION

I have read and understand the foregoing Code.  I hereby certify that I am in compliance with the foregoing Code and I will comply with the Code in the future.  I understand that any violation of the Code will subject me to appropriate disciplinary action, which may include demotion or discharge.

Dated:
Name:

ADDENDUM TO THE CODE OF BUSINESS CONDUCT AND ETHICS

ADDITIONAL PROVISIONS
FOR
PRINCIPAL EXECUTIVE, FINANCIAL AND ACCOUNTING OFFICERS

The Company’s principal executive officer and all senior financial officers are bound by the provisions set forth in the Code of Conduct and Ethics (the “Code”)  relating to ethical conduct, conflicts of interest, and compliance with law.  In addition to the Code, the Chief Executive Officer (as the Company’s principal executive officer) and all senior financial officers, including the Chief Financial Officer (as the Company’s principal financial officer) and the principal accounting officer are subject to the following additional specific policies:

1.           Act with honesty and integrity, avoiding actual or apparent conflicts between personal, private interests and the interests of the Company, including receiving improper personal benefits as a result of his or her position.

2.           Disclose to the Chief Executive Officer and the board of directors of the Company any material transaction or relationship that reasonably could be expected to give rise to a conflict of interest.

3.           Perform responsibilities with a view to causing periodic reports and documents filed with or submitted to the SEC and all other public communications made by the Company to contain information that is accurate, complete, fair, objective, relevant, timely and understandable, including full review of all annual and quarterly reports.

4.           Comply with laws, rules and regulations of federal, state and local governments applicable to the Company and with the rules and regulations of private and public regulatory agencies having jurisdiction over the Company.

5.           Act in good faith, responsibly, with due care, competence and diligence, without misrepresenting or omitting material facts or allowing independent judgment to be compromised or subordinated.

6.           Respect the confidentiality of information acquired in the course of performance of his or her responsibilities except when authorized or otherwise legally obligated to disclose any such information; not use confidential information acquired in the course of performing his or her responsibilities for personal advantage.

7.           Share knowledge and maintain skills important and relevant to the needs of the Company, its shareholders and other constituencies and the general public.

8.           Proactively promote ethical behavior among subordinates and peers in his or her work environment and community.

9.           Use and control all corporate assets and resources employed by or entrusted to him or her in a responsible manner.

10.           Not use corporate information, corporate assets, corporate opportunities or his or her position with the Company for personal gain; not compete directly or indirectly with the Company.

11.           Comply in all respects with the Code.

12.           Advance the Company’s legitimate interests when the opportunity arises.

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